EXHIBIT 10.29

February 16, 2015

Patricia Hume

Re:    Employment Offer Letter Agreement
Dear Patricia,
iPass Inc. (the “Company”) is pleased to offer you the position of Chief Commercial Officer of the Company, reporting to the Chief Executive Officer. The following letter agreement (the “Agreement”) provides the terms of our offer of employment.
I.    GENERAL TERMS OF EMPLOYMENT.
(1)    Duties and Position. You will be employed in the position of Chief Commercial Officer of the Company (“CCO”), reporting to the CEO. You shall perform the duties of CCO with responsibilities for sales, marketing, business development and customer success, and other responsibilities that may be assigned by the CEO.
(2)    Start Date. Your first date of employment will be February 23, 2015 (“Start Date”).
(3)    Work Location and Other Activities. You will work from the Company’s corporate headquarters, which are currently located in Redwood Shores, California. The Company will not reimburse you for any relocation expenses that you may incur. Also, the nature of the job will require necessary business travel, including international travel. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company. You may also spend time on charitable and other such activities, so long as they do not materially impact your ability to perform your duties under this Agreement.
(4)    Company Policies and Procedures. Your employment relationship with the Company also shall be governed by the general employment policies and procedures of the Company (including the Company’s Code of Conduct) (as may be changed from time to time in the discretion of the Company),and you agree to comply with these polices and procedures, except that if the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement will control.
II.    BASE SALARY AND BONUS.
(1)     Base Salary. You will be paid an initial annual salary of $260,000 per year (or $10,833.34 semi-monthly), less standard deductions and withholdings. Your cash compensation will next be reviewed by the Board for potential adjustment beginning in calendar year 2017, and will be reviewed annually thereafter in conjunction with the annual Board review of executive compensation, and will be based upon the Board’s assessment of both your performance and the Company’s performance.
(2)    Annual Bonus. You also will be eligible to earn an annual bonus for each calendar year beginning with calendar year 2015 during your employment if the performance goals established each year as part of the management incentive plan are achieved. The initial annual bonus target amount will be $325,000, less standard deductions and withholdings and the 2015 Bonus Target will be pro-rated for the percentage of the year since your Start Date. The Board, in consultation with the CEO, will set the performance goals for each year. The Board will have the sole discretion to determine whether the goals have been achieved and to determine the amount of any bonus.
III.    EQUITY AWARDS.
(1)    Stock Option Grant. Subject to the approval of the Board, you will be granted an option to purchase 400,000 shares of the Company common stock (the “Options”), with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant, pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”). If granted, the Option will vest with respect to 25% of the shares subject to the Option on the first anniversary of the Start Date, and thereafter in a series of thirty-six (36) successive equal monthly installments over the three-year period measured from the first anniversary of the Start Date, so long as you remain in continuous service with the Company on each applicable vesting date. The Option shall be governed by the terms and conditions set forth in the Plan, and in the applicable stock option agreement and grant document.
(2)    Performance Shares. Subject to the approval of the Board, you will be granted performance shares covering 200,000 shares of the Company’s common stock (the “Performance Shares”). The Performance Shares shall be governed by the terms and conditions set forth in the Plan and the applicable performance shares award agreement and grant document. The Performance Shares shall be subject to a right of repurchase in favor of the Company unless earned and vested.
IV.    EMPLOYEE BENEFITS.
You will be entitled to participate in the Company’s standard employee benefit plans pursuant to the terms and conditions of the benefit plans. The Company currently offers its employees health, dental, vision, life, AD&D, short term and long term disability insurance, and 401(k) plan participation. The Company may modify benefits from time to time in its discretion.
V.    CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT.
As a condition of employment, you are required to sign and abide by the Company’s standard Employee Confidentiality and Inventions Assignment Agreement (the “Confidentiality Agreement”), a copy of which has been provided to you and which is incorporated herein by reference.

VI.	AT-WILL EMPLOYMENT STATUS AND SEVERANCE.
(1)    At-Will Employment Status. Your employment with the Company is at the will of each party, is not for a specific term and can be terminated by you or by the Company at any time, with or without Cause, and with or without advance notice.
(2)    Severance. In the position of CCO, you will be eligible to become a “Tier 1 Participant” under the Company’s Amended and Restated Executive Corporate Transaction and Severance Benefit Plan (the “Executive Severance Plan”), which provides specified severance benefits to certain eligible executive employees of the Company in the event of qualifying employment terminations, pursuant to the terms and conditions of the Executive Severance Plan.
VII.    MISCELLANEOUS.
(1)    Attorneys’ Fees. The Company will reimburse your reasonable attorneys’ fees and costs associated with review of this Agreement, up to a maximum total reimbursement of $3,000 (in the aggregate). These expenses must be fully documented (including receipts) on a properly completed expense reimbursement report, and will be reimbursed within thirty (30) days after the Start Date.
(2)    Legal Right to Work. Your employment pursuant to this offer is contingent on you providing the Company with the legally required proof of your identity and authorization to work in the United States.
(3)    General Terms. This Agreement, including the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those expressly reserved herein to the Company’s or the Board’s discretion herein, can only be made in a writing approved by the Board and signed by a duly-authorized member of the Board and you. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original document, and facsimile signatures or those transmitted by PDF shall be equivalent to original signatures.
Patricia, I look forward to working with you. Please signify your acceptance by signing and dating below and signing the Confidentiality Agreement, and returning both fully signed agreements to me within five (5) business days. If we do not receive these fully signed agreements from you within this timeframe, the Company’s offer contained herein will expire.
Sincerely,
IPASS INC.

By:
J. Michael Badgis
Vice President, Worldwide Human Resources &
Administration

Understood and Accepted By:

Patricia Hume

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Date